Mail Stop 0407

      							May 18, 2005

Via U.S. Mail and Fax (845-695-2639)
Mr. Mark E. Stephan
Chief Financial Officer
Mediacom LLC / Mediacom Capital Corporation
100 Crystal Run Road
Middletown, NY 10941

	RE:	Mediacom LLC / Mediacom Capital Corporation
		Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005
		File No. 333-82124-01 / 333-82124-04

Dear Mr. Stephan:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,

							  	/s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





??

??

??

??

Mr. Robin N. Dickson
Harmonic Inc.
Page 2



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE